Exhibit 2

DIRECTORS AND EXECUTIVE OFFICERS OF MAGNUS MANAGEMENT LIMITED

The name, business address, present principal employment and citizenship of the sole director of Magnus Management Limited are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Zack Zhang	Room 101, 1 Ho Man Tin Hill Road, Ho Man Tin, Kowloon, Hong Kong, 000000	Director of Magnus Management Limited	The Republic of Guinea-Bissau

Magnus Management Limited is 100% owned by Zack Zhang. Zack Zhang is the sole director of Magnus Management Limited. (See above for the information on Zack Zhang.)